Exhibit 11
                        TRIMAS CORPORATION AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER COMMON SHARE
                     (In Thousands, Except Per Share Amounts)



                                   Nine Months Ended      Three Months Ended
                                     September 30,           September 30,
                                    1996        1995        1996        1995
Primary:

     Net income                   $46,390     $43,220     $14,440     $13,220

     Weighted average common
       shares outstanding          36,644      36,644      36,644      36,644
     Dilution of stock options        327         351         333         354

     Weighted average common
       and common equivalent
       shares outstanding
       after assumed exercise
       of options                  36,971      36,995      36,977      36,998

     Primary earnings per
       common share                 $1.25       $1.17        $.39        $.36

Fully diluted:

     Net income                   $46,390     $43,220     $14,440     $13,220
     Add after tax convertible
       debenture related
       expenses                     2,760       2,760         920         920

     Net income as adjusted       $49,150     $45,980     $15,360     $14,140

     Weighted average common
       shares outstanding          36,644      36,644      36,644      36,644
     Dilution of stock options        345         351         345         353
     Addition from assumed
       conversion of convertible
       debentures                   5,083       5,083       5,083       5,083

     Weighted average common
       and common equivalent
       shares outstanding on
       a fully diluted basis       42,072      42,078      42,072      42,080

     Fully diluted earnings
       per common share             $1.17       $1.09        $.37        $.34